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                                                               EXHIBIT 11.1

                         SYQUEST TECHNOLOGY, INC.

                     COMPUTATION OF EARNINGS PER SHARE

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  TWELVE MONTHS ENDED
                                                       SEPTEMBER
                                                  ---------------------
                                                    1997        1996
                                                  ---------  ----------
Net (Loss)                                        $ (68,671) $ (136,651)
Embedded Yield on Preferred Stock                    (5,300)     (5,682)
Preferred stock dividends                            (1,991)        --
Value assigned to warrants                            2,550         --
                                                  ---------  ----------
Net (loss) applicable to common shareholders      $ (78,512) $ (142,333)
Common and common equivalent shares outstanding:     34,815      11,497
Basic and Diluted (loss) per share                $   (2.25) $   (12.38)
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